                                                             EXHIBIT 5.1


                                 September 3, 1998


Rhythms NetConnections Inc.
7337 South Revere Parkway
Englewood, CO 80112-3931

Ladies and Gentlemen:

          We have acted as counsel for Rhythms NetConnections Inc., a Delaware corporation (the "Company") in connection with the proposed offering and issuance of approximately $150.0 million of 13-1/2% Senior Discount Notes due 2008 (the "Exchange Notes") of the Company in exchange for a like amount of 13-1/2% Senior Discount Notes due 2008 (the "Outstanding Notes") of the Company, as contemplated by the Registration Statement on Form S-4 with respect to the Exchange Notes filed with the Securities and Exchange Commission (the "Commission") on July 17, 1998 under the Securities Act of 1933 (the "Securities Act") (such Registration Statement, as amended is hereinafter referred to as the "Registration Statement").

          In our capacity as counsel to the Company, we have examined, among other things, the following:

               (i)    The Registration Statement;

               (ii) The Indenture, dated May 5, 1998, by and between the Company and State Street Bank and Trust Company of California, N.A. (the "Trustee") (the "Indenture");

               (iii) The Certificate of Incorporation of the Company, including all amendments thereto, as in effect at the date hereof;

               (iv) The Bylaws of the Company, including all amendments thereto, as in effect on the date hereof;

               (v) Resolutions of the Board of Directors of the Company adopted at a telephonic meeting of the Board held on March 27, 1998 and by unanimous written consent dated as of April 20, 1998, authorizing the issuance of the Exchange Notes and certain other actions with regard thereto; and

               (vi) Resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a telephonic meeting held on April 28, 1998, authorizing the pricing of the Outstanding Notes and other final terms with regard thereto.

          In addition, we have obtained from public officials and from officers and other representatives of the Company and the Trustee such certificates, documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion letter. In our examination of the documents listed in (i) through (vi) above and the other certificates, documents and assurances referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. Regarding documents executed by parties other than the Company, we have assumed (i) that each such other party had the power to enter into and perform all its obligations thereunder, (ii) the due authorization, execution and delivery of such documents by each such party, and (iii) that such documents constitute the legal, valid, binding and enforceable obligations of each such party.

          This opinion letter relates solely to the laws of the State of New York and the General Corporation Law of the State of Delaware and we express no opinion as to the effect or applicability of the laws of any other jurisdictions.

          Based upon and subject to the foregoing and on our consideration of such other matters of fact and questions of law as we considered relevant in the circumstances, we are of the opinion that:

          1. When (i) authenticated by the Trustee in accordance with the provisions of the Indenture, (ii) duly executed by the Company and (iii) issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

          The opinions set forth above are subject to the following qualifications, assumptions, limitations and exceptions:

          (a) The binding nature of the obligations of the Company under the Exchange Notes may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; and (ii) general equitable principles (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing.

          (b) We express no opinion as to provisions, if any, of the Exchange Notes, purporting to establish an evidentiary standard or to authorize conclusive determinations by any party thereto or any other person or allowing any party thereto or any other person to make determinations in its sole discretion.

          (c)  We also express no opinion as to:

               (i) the enforceability of provisions, if any, of the Exchange Notes, pursuant to which the Company agrees to make payments without set-off, defense or counterclaim;

               (ii) remedial provisions, if any, of the Exchange Notes, including, without limitation, certain of the waivers therein, which purport to permit the holders or any other person to exercise remedies with respect to the Company other than in compliance with applicable laws;

               (iii) the enforceability of provisions relating to indemnification, contribution or exculpation, to the extent any such provision is contrary to public policy or prohibited by law (including, without limitation, federal and state securities laws);

               (iv) provisions, if any, providing for the exclusive jurisdiction of a particular court or purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum NON CONVENIENS, in connection with any litigation arising out of or pertaining to the Exchange Notes;

               (v) provisions, if any, contained in the Exchange Notes purporting to waive either illegality as a defense to the performance of contract obligations or any other defense to such performance which cannot, as a matter of law, be effectively waived;

               (vi) provisions, if any, of the Exchange Notes, permitting modification thereof only by means of an agreement in writing signed by the parties thereto;

               (vii) provisions, if any, of the Exchange Notes, requiring payment of attorneys' fees, except to the extent a court determines such fees to be reasonable;

               (viii) the effect of the law of any jurisdiction other than the State of New York which limits the rates of interest legally chargeable or collectible; and

               (ix) provisions of the Exchange Notes, if any, to the extent that they purport to exclude conflict of law principles under New York law.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

          This opinion letter is rendered solely to you in connection with the above referenced matter and may not be relied upon by you for any other purpose or delivered to, or quoted or relied upon by, any other person without our prior written consent. This opinion letter is expressly limited to the matters set forth above and we render no other opinion and express no other belief, whether by implication or otherwise, as to any other matters. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.

                              Very truly yours,

                              /s/ BROBECK, PHLEGER & HARRISON LLP

                              BROBECK, PHLEGER & HARRISON LLP